Exhibit 21.1

SUBSIDIARIES

Hangzhou Dwarf Enterprise Management Co., Ltd - our wholly-owned subsidiary incorporated under the laws of the PRC.

Hangzhou Dwarf Technology Co., Ltd. - our contractually controlled affiliate incorporated under the laws of the PRC.